Exhibit 10.2

First Amendment to

Continental Resources, Inc.

2005 Long-Term Incentive Plan

As Amended and Restated as of April 3, 2006

WHEREAS, Continental Resources, Inc., an Oklahoma corporation (the “Company”), has heretofore adopted the Continental Resources, Inc. 2005 Long-Term Incentive Plan, as Amended and Restated as of April 3, 2006 (the “Plan”); and

WHEREAS, the Company desires to amend the Plan in certain respects;

NOW, THEREFORE, the Plan shall be amended as follows:

1.	The following new paragraph shall be added to the end of Section 2.7 of the Plan:

“Notwithstanding the foregoing, with respect to an Award granted on or after the date the Board adopts the First Amendment to the Plan (the “Adoption Date”), a transaction otherwise described in clause (i) of the preceding sentence shall not include any such transaction in which shares are issued, sold or transferred to an Excluded Person. For purposes of the preceding sentence, the term “Excluded Person” means: (A) Harold G. Hamm (“Hamm”); (B) Hamm’s spouse; (C) any of Hamm’s lineal descendants; (D) Hamm’s guardian or other legal representative or Hamm’s estate; (E) any trust of which at least one of the trustees is Hamm, or the principal beneficiaries of which are any one or more of the persons or entities described in clauses (A) through (D) above; (F) any person or entity which is controlled by any one or more of the persons or entities described in clauses (A) through (E) above; and (G) any group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the Adoption Date) that includes one or more of the persons or entities described in clauses (A) through (F) above, provided that such persons and entities described in clauses (A) through (F) above control more than 50% of the voting power of such group.”

2.	As amended hereby, the Plan is specifically ratified and reaffirmed.